Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-251677 and No. 333-277078) and Form S-3 (No. 333-252786) of Outdoor Holding Company of our report dated June 21, 2026, relating to the consolidated financial statements of Outdoor Holding Company as of and for the year ended March 31, 2026, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, CA

June 21, 2026